Telestone Technologies Investor Conference Call

Participants:

Han Daqing, John Harmon, Jessie Zheng

Introduction and Safe Harbor: John Harmon, CCG Investor Relations

Good morning and good evening to everyone in China.  Welcome to Telestone Technologies’ investor conference call.

With us today are Telestone Technologies’ Chairman and CEO, Mr. Han Daqing, Telestone’s CFO, Ms. Xiaoli Yu, Board Secretary, Ms. Tracy Cui, and IR Manager, Ms. Alex Qi.

Before I turn the call over to Mr. Han, I would like to remind our listeners that management’s remarks in this call contain forward-looking statements which are subject to risks and uncertainties, and management may make additional forward-looking statements in response to your questions. Therefore, the Company claims the protection of the safe harbor for forward-looking statements that is contained in the Private Securities Litigation Reform Act of 1995. Actual results may differ from those discussed today, due to such risks such as, but not limited to, changes in the company’s manufacturing strategy, outsourcing strategy, R&D strategy, financial reporting, and other information detailed from time to time in the Company's filings and future filings with the United States Securities and Exchange Commission. Although the Company believes that the expectations in such forward-looking statements are reasonable, there is no assurance that such expectations will prove to be correct.

In addition, any projections as to the Company’s future performance represent management’s estimates as of today, Tuesday, October 18, 2011.  Telestone Technologies assumes no obligation to update these projections in the future as market conditions change.

For those of you unable to listen to the entire call at this time, a replay of today’s call will be available for one week.  Information on how to access the replay is available in the press release the Company issued on October 5.

There is also a supplementary slide presentation, which has been filed separately on Form 8-K with the SEC.

The format of today’s call will be as follows.  First, Telestone’s Chairman and CEO, Mr. Han, will provide some introductory remarks.  Then I will read the rest of the Company’s prepared remarks.  After that, we will take investors’ questions.

And now it’s my pleasure to turn the call over to Telestone Technologies’ Chairman, Mr. Han.

Opening Remarks:  Mr. Han Daqing, Chairman and CEO

Thank you, John.

As many of you know, there was another article posted recently on a website that made several allegations and insinuations against Telestone by individuals who did not give their real names.  The website was also registered under a false name.

We think the author distorted information in order to mislead investors so as to profit from a decline in our share price.  For example, the author went to great trouble to analyze Telestone’s manufacturing capacity, although it is public fact that we outsource our manufacturing.  In another part of the report, the author used dated photographs of our Gu’an facility that show an open field, whereas today we are in the process of completing Phase I of construction on the site.

While we do not wish to lend credibility to the claims made in this article and as such will not address every single point raised within, we feel that for the sake of our investors and the reputation of the Company it is important to hold this conference call.  We feel it is necessary to refute the primary claims made in the article not only for the sake of accuracy, but also because doing so will help our investors gain a better understanding of the underlying strengths of Telestone and its business.

John?

Investor Conference Call—Prepared Remarks: John Harmon, CCG

Thank you, Mr. Han.

We will address the three main points of the document:

1.	Telestone’s actual production capacity is claimed to be less than its stated capacity;
2.	Telestone’s WFDS technology is claimed to be simplistic, easily duplicated, and unable to be used profitably; and
3.	There is a discrepancy claimed between Telestone’s SEC filings and those filed with the Chinese tax authorities.

There were additional accusations made regarding Telestone’s R&D activities and the new site it is developing in Gu’an.

I will address each of these key points and will refer to the slide presentation mentioned before.

1. Manufacturing

As mentioned in Telestone’s public filings, the Company outsources the manufacture of its products, and you can see on Slide [4] the name of its contract manufacturer, which manufactures products under the Telestone name per customer requirements.  There is a photo on the English homepage of Telestone’s website showing the Company’s Chinese name on top of the building, however Telestone does not own or operate this facility.  Slide [5] contains photographs of the production lines at that facility.  Since Telestone does not own or operate this facility, its capacity is not relevant to Telestone’s business, nor of interest to investors.

2. WFDS Technology

The article claims that Telestone’s WFDS technology is elementary, easily to copy, and cannot be legally implemented in a profitable manner.

Fiber-optic technology is sophisticated, requiring knowledge of physics including optics, electronics, and communications technology including wireless transmission.  Although analog RF-over-fiber technology has been in use for at least 10 years and for example, it is currently used by US cable-TV service providers, Telestone’s application of this technology is protected by its patent portfolio in China.  The Company has received approval for its WFDS technology from China’s Big-3 telecom carriers (who dominate the domestic telecommunications market), the US Federal Communications Commission, and the technology has received an additional approval by China’s State Council.  These approvals together represent an enormous barrier to entry that is sufficient to block potential competitors from entering Telestone’s market.

Regarding intellectual property, Slides [12] and [13] list Telestone’s substantial collection of patents and patent applications, and we have included the patent numbers so that investors can freely research them.  Similarly, Slide [14] provides an additional long list of awards and honors that Telestone has received.

In 2010, Telestone generated approximately $36.6 million in revenues from WFDS, and the Big-3 China telecom carriers—China Mobile, China Unicom, and Telecom—accounted for 99% of Telestone’s sales in that year.  Therefore, the majority of its WFDS sales were made to these giant global corporations, which is a strong validation of Telestone’s technology.

The Memorial Hermann Hospital headquarters in Houston, Texas is a public, well-documented example of a complete WFDS installation.  The network is currently carrying live traffic, and the client is pleased with the installation and evaluating expanding the scope of the project.  Moreover, that site is carrying traffic for all Big-Four US telecom carriers: AT&T, Verizon, T-Mobile, and Sprint.  Slide [11] contains some data about Telestone’s WFDS product line.

3. Tax Filings

Slide [16] discusses some key differences between US GAAP and China GAAP accounting, particularly in terms of tax filings.  We would like to make the following key points:

•	Filings with the China State Administration of Taxation are independent legal statements based on China GAAP, whereas SEC filings are consolidated statements based on US GAAP;
•
There are different sets of accounting principles for China and the US, and therefore they involve significant differences in terms of accounting treatment. In China, companies recognize revenue based on actual progress.  Therefore it is not surprising that the two sets of accounts differ;

•	Telestone files its financials in accordance with U.S. GAAP, which are audited by an independent auditor, a leading global audit firm.

4. Gu’An and R&D Expense

Slide [6] lists some facts about Telestone’s Beijing headquarters.  Telestone is building out the Ninth Floor of Ruida Plaza for its R&D team, and on the Tenth Floor, the Company maintains its corporate offices, additional R&D space, and a customer demo lab for its new TIPS product, which was furnished recently.

Telestone performs R&D at its Beijing headquarters and in regional offices during the process of system integration and development.  We have been asked and have answered the question before as to why R&D spending seemingly accounts for such a low percentage of revenues, and indeed, in 2010, R&D expense accounted for just 1.6% of sales (it was 2.5% in 2009.)  Telestone’s explanation remains that much of its R&D is performed alongside customer system design and integration and some of this cost is recorded as Cost of Goods Sold line, rather than as R&D expense.  Telestone estimates that R&D spending accounts for roughly 5% of sales.

Regarding the new Gu’an facility, the photograph on Slide [9] clearly shows the construction of several buildings on the property, and Slide [8] provides some additional information on the project and subsequent phases of development.

Thank you for listening, and we would now like to open the call to your questions.

Operator?

(Q&A session)

Closing Remarks: John Harmon, CCG Investor Relations

On behalf of the Telestone Technologies management team, we would like to thank you for your interest and participation on this call.  Thanks again for joining us on this call.

Operator?